Exhibit 13.1

KONGZHONG CORPORATION

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned, Leilei Wang, Chief Executive Officer of KongZhong Corporation (the “Company”), hereby certifies, to his knowledge, that the Company’s annual report on Form 20-F for the year ended December 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 16, 2014

/s/ Leilei Wang
Name:	Leilei Wang
Title:	Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.